Exhibit 23.3

Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-193834) and Form S-8 (Nos. 333-122789, 333-128048, 333-158734, 333-158736, 333-166358, 333-180932 and 333-193836) of Celanese Corporation of our report dated February 4, 2016, relating to the financial statements of National Methanol Company (Ibn Sina) (which expresses an unqualified opinion and includes an emphasis of matter paragraph relating to differences between accounting principles generally accepted in Saudi Arabia and accounting principles generally accepted in the United States of America) which appear in this Annual Report on Form 10-K of Celanese Corporation.

For BDO Dr. Mohamed Al-Amri & Co.

/s/ Gihad M. Al-Amri
Certified Public Accountant
Registration No. 362

Dammam. Saudi Arabia
February 5, 2016